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                                                               EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges


                                                                            Years Ended October 31,
                                                           1996          1997          1998          1999             2000
                                                      ------------------------------------------------------------------------
                                                                               ($000's in thousands)
Pre-tax income (loss) from continuing operations       $  20,816     $  188,056     $  81,900      $  (5,991)      $  120,574
                                                      -----------   ------------   -----------    -----------     ------------
Fixed Charges:
  Interest expense                                           443            408           313            504              340
  Appropriate portion (1/3) of rentals                       192            829         2,013          3,135            4,506
                                                      -----------   ------------   -----------    -----------     ------------
  Total Fixed Charges                                        635          1,237         2,326          3,639            4,846

Pre-tax income (loss) from continuing operations
plus fixed charges                                     $  21,451     $  189,293     $  84,226      $  (2,352)      $  125,420
                                                      ===========   ============   ===========    ===========     ============

Ratio of earnings to fixed charges                          33.8x         153.1x         36.2x             -             25.9x
                                                      ===========   ============   ===========    ===========     ============